Company Contact:      Richard Olicker
                                              President, Chief Operating Officer
                                              Arvind Dharia
                                              Chief Financial Officer
                                              Steven Madden, Ltd.
                                              (718) 446-1800

                        Investor Relations:   Cara O'Brien/Lila Sharifian
                                              Press: Stephanie Sampiere
                                              Financial Dynamics
                                              (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

                STEVEN MADDEN, LTD. PROVIDES UPDATED EXPECTATIONS
                      FOR FOURTH QUARTER AND FULL YEAR 2003

LONG ISLAND CITY, N.Y. - January 22, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced updated expectations for its fourth quarter and full year ended December 31, 2003. It is important to note that estimated results included herein are not yet audited.

         The Company currently expects to report net sales for 2003 that are flat with 2002, with a slight increase in retail revenues and a moderate decline in wholesale revenues compared to the prior year. With respect to the fourth quarter, the Company currently anticipates that sales will be in the range of $69 million to $71 million compared with $78.4 million in the same period of the prior year. While retail revenues increased slightly during the quarter, wholesale revenues declined between 15% to 17% versus the fourth quarter of 2002.

         As anticipated at the conclusion of the third quarter, the final quarter of 2003 presented a variety of challenges, including difficult economic conditions, a highly promotional environment, and increasing price competition, the combination of which had a negative impact on the Company's wholesale division. The aftermath of a sluggish fall selling season created heavy and persistent promotional and competitive conditions during the fourth quarter. In response, the Company acted aggressively to liquidate slower moving inventory and support the initiatives of its wholesale customers to clear products through the retail channel. While a prudent move for the overall business, this strategy required a high degree of promotional activity. These conditions impacted fourth quarter gross profit to a greater degree than anticipated and resulted in an approximately 120 basis point decrease in gross margin versus the comparable period.

         As a result of the lower than anticipated sales in the wholesale division and lower gross margin, the Company now anticipates that fourth quarter earnings will range between $0.16 and $0.18 per diluted share. The Company therefore currently anticipates that full year earnings will be between $1.43 and $1.45 per diluted share on 14,138,000 diluted weighted average shares outstanding compared with $1.45 per diluted share on 13,710,000 diluted weighted average shares outstanding in 2002.

         With respect to the outlook for 2004, the first quarter has had a solid beginning with brisk sell-throughs in several styles. As for the full year, the Company is continuing to work through its planning process and is currently finalizing its annual plan. The Company intends to provide formal updated expectations when it reports final year-end results in February.

         Jamieson Karson, Chief Executive Officer, commented, "We have just completed one of the most challenging years in our history and that said, we are pleased with our overall performance during 2003 particularly as it comes on top of a record breaking 2002. We take comfort in the core elements of our business
- significant brand equity, a resilient business model, and a debt-free balance sheet with approximately $85 million in cash, cash equivalents and investment securities and stockholders' equity of over $150 million. Moreover, although we

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remain cautious about the future and conservative in our near-term outlook, we firmly believe that Steven Madden, Ltd. remains on course to meet its principal objectives of becoming a leading lifestyle branded company, driving further increases in profitability, and enhancing shareholder value over the long-term."

         The Company intends to report its final fourth quarter and audited 2003 year-end results on Thursday, February 26, 2004 and will hold a conference call the same day to discuss the financial results and the outlook for 2004.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden & Stevies brands -- including eyewear, hosiery, handbags, and belts -- owns and operates one retail store under its Steven brand and is the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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